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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 33-61953 of Prudential National Municipals Fund, Inc. of our reports on the financial statements of the Arizona Series, the Georgia Series and the Minnesota Series of Prudential Municipal Series Fund dated October 17, 1994, which are a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus of each Series dated December 30, 1994, which are incorporated by reference in such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
September 14, 1995